EXHIBIT 99.2

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

January 15, 2003

Dear Investors and Analysts:

Today Continental reported a fourth quarter net loss of $109 million ($1.67 diluted loss per share) and a net loss of $451 million for the full year. Excluding special items, the net loss for the full year was $290 million ($4.52 diluted loss per share). Given what we see at this point, we expect to report a net loss for the first quarter 2003 and a loss for the full year.

Continental ended the year with approximately $1.3 billion in cash and short-term investments and is projecting to end the first quarter with approximately $1.1 billion. We estimate our first quarter 2003 cash burn will average about $1.5 million a day on an "all-in" basis which includes principal payments and capital expenditures.

We estimate our 2003 pension expense to be approximately $325 million. For year-end 2002, we expect to record a non-cash charge to equity (Accumulated Other Comprehensive Income) of $250 million (net of tax) related to our pension liability.

In December, our mechanics and related employee groups overwhelmingly ratified a new contract that includes competitive wages and benefits with a provision to re-open wage negotiations in January 2004, and establishes work rules and other contract items through 2006.

Continental was again named to FORTUNE magazine's prestigious "100 Best Companies to Work For" list in 2002. This is our fifth consecutive year on the list and we are very proud of this achievement.

Although the U.S. Department of Transportation has extended the review period of our three-way alliance among Delta, Northwest and ourselves, we remain confident that all the necessary conditions related to this alliance will be met and current expectations are that we will begin to implement the alliance during third quarter 2003.

Due to Continental's ownership of ExpressJet Holdings, Inc., our effective tax rate differs from our marginal tax rate. The computation has been outlined on Attachment A to assist you with calculating the estimated consolidated tax amount on our earnings. Updated guidance for several operating and financial statistics for first quarter and full year 2003 can also be found on Attachment A.

During the first quarter, Continental plans to remove from service two 737-300 and one 737-500 aircraft. Continental's Fleet Plan for 2003 and 2004 is attached (Attachment B).

For other information regarding Continental Airlines, please visit our website at continental.com. If you have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2001 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business.